Exhibit 99.1

NEWS RELEASE

Contact:
Kevin Smith
Senior Director, Investor Relations
(281) 388-5551

TEAM, INC. REPORTS SECOND QUARTER 2021 RESULTS
Quest Delivered 51.4% Year-over-Year Revenue Growth
IHT Revenue Increased by 46% Year-over-Year

SUGAR LAND, TX – Aug. 3, 2021 – Team, Inc. (NYSE: TISI), a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions, today reported its financial results for the second quarter ended June 30, 2021.

Second Quarter 2021 Results:
•Revenue of $238.9 million, up $49.6 million, or 26.2%, from Q2 2020
•IHT and Quest segment revenue increased by 46.0% and 51.4%, respectively from Q2 2020
•Gross margin was $62.8 million, up $5.4 million from Q2 2020
•Quest adjusted EBITDA margin of 26.6%, surpassing the 2020 full year average of 24.1%

“TEAM’s second quarter results reflect a mix of activity recovery and challenging market dynamics,” said Amerino Gatti, TEAM’s Chairman and Chief Executive Officer. “Although we are not pleased with our overall results, revenue was at the upper end of our outlook. All three segments achieved revenue growth over Q2 2020 with Quest reporting the largest overall percent increase at 51%. Inspection & Heat Treating followed at approximately 46% and Mechanical Services at 4.7%. The year-over-year topline growth was driven by strong April activity levels from several large turnaround projects. May and June activity benefited from increased economic activity as COVID-related restrictions began to lift. While COVID continued to force project delays, especially internationally, activity levels throughout the quarter were mostly in line with expectations, highlighting improved economic growth across the various end markets in which we serve.

“TEAM faced margin headwinds in the second quarter. We experienced inflation in several areas, such as raw materials, transportation, and labor as well as increased technician training, and lingering COVID-related pricing concessions. We remain focused on cost discipline and continue to look for ways to mitigate overall inflationary pressures. Pricing negotiations have started with our clients to reflect current market conditions. Given these proactive actions, combined with the transitory nature of the cost increases, we expect our gross margin to improve in the second half of the year.

“We continued our long-standing culture of technology innovation. After several successful field tests, the Mechanical Services segment commercialized our new, patent pending SmartStopTM Isolation Technology. This new double block and bleed isolation system increases integrity and overall safety, further strengthening our competitive advantages in the hot tapping market. Additionally, we entered into an agreement to become the exclusive provider of Credosoft Integrity Management Software in North America. The software enhances TEAM’s ability to monitor assets, ensure compliance and provide inspection and repair solutions. The Credosoft service offering provides TEAM a stable, subscription-based revenue profile and further positions the company to be a leading provider of integrated digitally-enabled asset performance optimization solutions.

“As we enter the second half of 2021, we are cautiously optimistic about increased activity levels associated with an improving economy. While the recent emergence of COVID variants is concerning and could negatively impact our activity levels, the outlook for the fall turnaround season looks solid since operators are now in a better financial position to start previously postponed maintenance projects. Additionally, our international operations should benefit from progress of the vaccine rollout and the gradual removal of lockdown restrictions in key markets. Therefore, we expect sequential revenue growth to continue in the third quarter.

“We are making advances towards further revenue diversification into new markets, such as renewable energy and expanding regulatory services that include emissions control. Our revenue diversification efforts as well as investments in technology and digital are poised to be future growth drivers. TEAM is well-positioned to benefit from a strong economic recovery by capitalizing on built-up demand and pursuing opportunities that utilize the depth and breadth of our portfolio. We have a clear strategic plan to become more capital efficient, capture profitable growth, and generate positive cash flow,” concluded Mr. Gatti.

Financial Results

Consolidated net loss in the second quarter of 2021 was $17.5 million ($0.57 loss per diluted share) compared to a loss of $13.5 million ($0.44 loss per diluted share) in the second quarter of 2020. Consolidated Adjusted EBITDA, a non-GAAP measure, was $9.1 million for the second quarter of 2021 compared to $12.7 million for the prior year quarter.

Consolidated revenue for the second quarter of 2021 was $238.9 million compared to $189.3 million in the prior year quarter. Revenue increased due to higher activity levels from increased economic activity in the U.S. and select international markets as economies opened from COVID-related shutdowns. In the second quarter of 2021, consolidated gross margin was $62.8 million, or 26.3%, compared with 30.3% in the same quarter a year ago. Gross margin was negatively impacted by cost inflation pressure combined with lingering COVID-related price discounts and the reinstatement of temporary cost reductions that TEAM enacted in 2020.

SG&A for the second quarter was $68.5 million, up $9.6 million, or a 16.3% increase from the second quarter of 2020. The company’s adjusted measure of net income/loss, Consolidated Adjusted EBIT, a non-GAAP measure was a loss of $3.4 million in the second quarter compared to a loss of $0.2 million in the prior year comparable quarter.

Second quarter 2021 reported results include certain net charges not indicative of TEAM’s core operating activities, including: $0.7 million of professional costs related to the previously announced new strategic organizational structure (“Operating Group Reorganization”), $0.3 million of severance charges primarily associated with the Operating Group Reorganization, and $1.6 million for accrued legal matters and other legal fees. Net of tax, these items totaled $2.6 million or $0.08 per diluted share.

Adjusted net loss, consolidated Adjusted EBIT, and Adjusted EBITDA are non-GAAP financial measures that exclude certain items that are not indicative of TEAM’s core operating activities. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is at the end of this release.

Segment Results

The following table illustrates the composition of the company’s revenue and operating income (loss) by segment for the quarters ended June 30, 2021 and 2020 (in thousands):

	Three Months Ended June 30,		Increase (Decrease)
	2021	2020	$	%
	(unaudited)	(unaudited)
Revenues by business segment:
IHT	$117,462	$80,474	$36,988	46.0%
MS	97,167	92,820	4,347	4.7%
Quest Integrity	24,244	16,010	8,234	51.4%
Total	$238,873	$189,304	$49,569	26.2%
Operating income (loss):
IHT	$7,395	$4,740	$2,655	56.0%
MS	2,328	9,899	(7,571)	(76.5)%
Quest Integrity	5,702	689	5,013	727.6%
Corporate and shared support services	(21,419)	(19,694)	(1,725)	(8.8)%
Total	$(5,994)	$(4,366)	$(1,628)	(37.3)%

All three business segments delivered year-over-year revenue growth due to higher activity levels from increased economic activity in the U.S. and select international markets as economies opened up from COVID-related shutdowns. IHT results included a 46.0% year-over-year improvement in revenue primarily due to increased activity levels in the U.S. and Canada and 56.0% increase in operating income. MS delivered a 4.7% year-over-year improvement in revenue due to an increase in Turnaround projects and call-out work. However, MS’s operating income declined due to inflationary cost pressures in raw materials and labor. Quest Integrity’s results included a 51.4% year-over-year improvement in revenue and a $5.0 million increase in operating income. The increase in Quest Integrity is primarily the result of easing COVID-related global restrictions, additional subsea inspection work, and increased demand for Quest’s proprietary services.

Cash and Debt

Consolidated cash and cash equivalents were $18.4 million at June 30, 2021. The company’s net debt (total debt less cash and cash equivalents) was $338.1 million at June 30, 2021, compared to $287.9 million at Dec. 31, 2020.

Non-GAAP Financial Measures

The non-GAAP measures in this earnings release are provided to enable investors, analysts, and management to evaluate TEAM’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (GAAP). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

Conference Call and Webcast Details

Team, Inc. will host a conference call on Wednesday, August 4, 2021 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to review its second quarter 2021 results.

By Phone: Dial 1-877-407-5794 inside the U.S. or 1-201-389-0869 outside the U.S. at least 10 minutes before the call. A telephone replay will be available through August 11, 2021 by dialing 1-877-660-6853 inside the U.S. or 201-612-7415 outside the U.S. using the Conference ID 13720696#.

By Webcast: The call will be broadcast over the web and can be accessed on TEAM’s website, www.teaminc.com under “Investor Relations.” Please log on at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team Inc. (NYSE: TISI) is a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions. We deploy conventional to highly specialized inspection, condition assessment, maintenance and repair services that result in greater safety, reliability and operational efficiency for our client’s most critical assets. Through locations in more than 20 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. However, such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others, the duration and magnitude of the COVID-19 pandemic, related economic effects and the resulting negative impact on demand for oil and gas and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including projected cost savings, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

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TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Revenues	$238,873	$189,304	$433,491	$426,143
Operating expenses	176,109	131,928	327,026	311,281
Gross margin	62,764	57,376	106,465	114,862
Selling, general and administrative expenses	68,478	58,882	134,602	137,326
Restructuring and other related charges, net	280	2,860	2,157	3,046
Goodwill impairment charge	—	—	—	191,788
Operating loss	(5,994)	(4,366)	(30,294)	(217,298)
Interest expense, net	9,598	7,314	18,994	14,090
Other expense, net	1,044	165	1,994	637
Loss before income taxes	(16,636)	(11,845)	(51,282)	(232,025)
Provision (benefit) for income taxes	857	1,683	502	(18,770)
Net loss	$(17,493)	$(13,528)	$(51,784)	$(213,255)

Loss per common share:
Basic and diluted	$(0.57)	$(0.44)	$(1.68)	$(6.97)

Weighted-average number of shares outstanding:
Basic and diluted	30,940	30,628	30,909	30,584

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	June 30,	December 31,
	2021	2020
	(unaudited)

Cash and cash equivalents	$18,355	$24,586

Other current assets	353,057	259,146

Property, plant and equipment, net	164,692	170,309

Other non-current assets	270,256	276,934

Total assets	$806,360	$730,975

Current portion of long-term debt and finance lease obligations	$473	$337

Other current liabilities	214,791	132,667

Long-term debt and finance lease obligations, net of current maturities	355,986	312,159

Other non-current liabilities	67,205	71,209

Stockholders’ equity	167,905	214,603

Total liabilities and stockholders’ equity	$806,360	$730,975

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(unaudited, in thousands)

	Six Months Ended June 30,
	2021	2020

Net loss	$(51,784)	$(213,255)

Depreciation and amortization	21,306	23,186

Allowance for credit losses	965	1,122

Deferred income taxes	(2,318)	(5,177)

Non-cash compensation cost	4,468	2,946

Goodwill impairment charge	—	191,788

Working capital changes	(11,789)	23,347

Other items affecting operating cash flows	4,353	3,288

Net cash (used in) provided by operating activities	(34,799)	27,245

Capital expenditures	(9,220)	(12,486)

Cash used for business acquisitions, net	—	(1,013)

Proceeds from disposal of assets	49	181

Other items affecting investing cash flow	—	54

Net cash used in investing activities	(9,171)	(13,264)

Net payments under Credit Facility revolver	—	(5,198)

Net borrowings under ABL facility	40,300	—

Payments under Credit Facility term loan	—	(2,500)

Payments for debt issuance costs	(2,326)	(1,841)

Taxes paid for net share settlement of share-based awards, net	(102)	(349)

Other items affecting financing cash flows	(206)	(129)

Net cash provided by (used in) financing activities	37,666	(10,017)

Effect of exchange rate changes	73	(589)

Net change in cash and cash equivalents	$(6,231)	$3,375

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021		2020
Revenues
IHT	$117,462	$80,474	$208,601		$188,355
MS	97,167	92,820	184,563		197,339
Quest Integrity	24,244	16,010	40,327		40,449
	$238,873	$189,304	$433,491		$426,143

Operating income (loss) (“EBIT”)
IHT	$7,395	$4,740	$7,759	1	$(187,410)
MS	2,328	9,899	2,443		10,921
Quest Integrity	5,702	689	5,450		6,795
Corporate and shared support services	(21,419)	(19,694)	(45,946)		(47,604)
	$(5,994)	$(4,366)	$(30,294)		$(217,298)

Segment Adjusted EBIT
IHT	$7,405	$5,770	$8,244		$5,416
MS	2,544	11,436	2,798		12,588
Quest Integrity	5,744	829	5,701		6,935
Corporate and shared support services	(19,064)	(18,263)	(38,746)		(42,330)
	$(3,371)	$(228)	$(22,003)		$(17,391)

Segment Adjusted EBITDA
IHT	$10,675	$9,516	$14,984		$13,145
MS	7,587	16,911	13,280		23,494
Quest Integrity	6,454	1,716	7,123		8,708
Corporate and shared support services	(15,602)	(15,477)	(31,616)		(36,606)
	$9,114	$12,666	$3,771		$8,741

___________________
1    Includes goodwill impairment charge of $191.8 million for the six months ended June 30, 2020. Excluding the goodwill impairment charge, operating income for IHT would be $4.4 million for the six months ended June 30, 2020.

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)
The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information including adjusted net income (loss); adjusted net income (loss) per diluted share, earnings before interest and taxes (“EBIT”); adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and free cash flow to supplement financial information presented on a GAAP basis.
The Company defines adjusted net income (loss), adjusted net income (loss) per diluted share and adjusted EBIT to exclude the following items: costs associated with our OneTEAM program, costs associated with the Operating Group Reorganization, non-routine legal costs and settlements, restructuring charges, certain severance charges, goodwill impairment charges, loss on debt extinguishment and certain other items that we believe are not indicative of core operating activities. Consolidated adjusted EBIT, as defined by us, excludes the costs excluded from adjusted net income (loss) as well as income tax expense (benefit), interest charges, foreign currency (gain) loss, and items of other (income) expense. Consolidated adjusted EBITDA further excludes from consolidated adjusted EBIT depreciation, amortization and non-cash share-based compensation costs. Segment adjusted EBIT is equal to segment operating income (loss) excluding costs associated with our OneTEAM program, costs associated with the Operating Group Reorganization, non-routine legal costs and settlements, restructuring charges, certain severance charges, goodwill impairment charges and certain other items as determined by management. Segment adjusted EBITDA further excludes from segment adjusted EBIT depreciation, amortization, and non-cash share-based compensation costs. Free cash flow is defined as net cash provided by (used in) operating activities minus capital expenditures. Net debt is defined as the sum of the current and long-term portions of debt, including finance lease obligations, less cash and cash equivalents.
Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of our financial position and results of operations. In particular, adjusted net income (loss), adjusted net income (loss) per diluted share, consolidated adjusted EBIT, and consolidated adjusted EBITDA are meaningful measures of performance which are commonly used by industry analysts, investors, lenders and rating agencies to analyze operating performance in our industry, perform analytical comparisons, benchmark performance between periods, and measure our performance against externally communicated targets. Our segment adjusted EBIT and segment adjusted EBITDA is also used as a basis for the Chief Operating Decision Maker to evaluate the performance of our reportable segments. Free cash flow is used by our management and investors to analyze our ability to service and repay debt and return value directly to stakeholders.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures and should be read only in conjunction with financial information presented on a GAAP basis. Further, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Adjusted Net Income (Loss):
Net loss	$(17,493)	$(13,528)	$(51,784)	$(213,255)
Professional fees and other[1]	688	512	1,834	3,057
Legal costs[2]	1,634	446	4,109	1,696
Severance charges, net[3]	301	3,180	2,348	3,366
Goodwill impairment charge	—	—	—	191,788
Tax impact of adjustments and other net tax items[4]	(40)	(132)	(63)	(13,365)
Adjusted net loss	$(14,910)	$(9,522)	$(43,556)	$(26,713)

Adjusted net loss per common share:
Basic	$(0.48)	$(0.31)	$(1.41)	$(0.87)
Diluted	$(0.48)	$(0.31)	$(1.41)	$(0.87)

Consolidated Adjusted EBIT and Adjusted EBITDA:
Net loss	$(17,493)	$(13,528)	$(51,784)	$(213,255)
Provision (benefit) for income taxes	857	1,683	502	(18,770)
Interest expense, net	9,598	7,314	18,994	14,090
Foreign currency loss (gain)[6]	1,218	282	2,341	889
Pension expense (credit)[5]	(174)	(117)	(347)	(252)
Professional fees and other[1]	688	512	1,834	3,057
Legal costs[2]	1,634	446	4,109	1,696
Severance charges, net[3]	301	3,180	2,348	3,366
Goodwill impairment charge	—	—	—	191,788
Consolidated Adjusted EBIT	(3,371)	(228)	(22,003)	(17,391)
Depreciation and amortization
Amount included in operating expenses	5,036	5,786	10,550	11,723
Amount included in SG&A expenses	5,311	5,692	10,756	11,463
Total depreciation and amortization	10,347	11,478	21,306	23,186
Non-cash share-based compensation costs	2,138	1,416	4,468	2,946
Consolidated Adjusted EBITDA	$9,114	$12,666	$3,771	$8,741

Free Cash Flow:
Cash provided by (used in) operating activities	$(17,616)	$26,328	$(34,799)	$27,245
Capital expenditures	(5,807)	(4,181)	(9,220)	(12,486)
Free Cash Flow	$(23,423)	$22,147	$(44,019)	$14,759
____________________________________
1    For the three and six months ended June 30, 2021, includes $0.7 million and $1.5 million, respectively, of costs associated with the Operating Group Reorganization (exclusive of restructuring costs). For the three and six months ended June 30, 2020, includes $0.2 million and $2.0 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs).
2    For the three and six months ended June 30, 2021, primarily relates to accrued legal matters and other legal fees. For the three months and six months ended June 30, 2020, primarily relates to costs associated with international legal matters.
3    For the three months and six months ended June 30, 2021, $0.3 million and $2.2 million, respectively, associated with the Operating Group Reorganization. For the three and six months ended June 30, 2020, severance charges are associated with the OneTEAM program, including international operations.
4    Represents the tax effect of the adjustments. Beginning in Q2 2021, we now use the statutory tax rate, net of valuation allowance by legal entity to determine the tax effect of the adjustments. Prior to Q2 2021, we used an assumed marginal tax rate of 21% except for the adjustment of the goodwill impairment charge in Q1 2020 for which the actual tax impact was used. We have restated the prior period tax impact to use the statutory tax rate by legal entity, net of valuation allowance.
5    Represents pension expense (credit) for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan has had no new participants added since the plan was frozen in 1994 and accruals for future benefits ceased in connection with a plan curtailment in 2013.
6    Represents foreign currency gain/loss. For prior period, includes other nominal fees.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Segment Adjusted EBIT and Adjusted EBITDA:

IHT
Operating income (loss)	$7,395	$4,740	$7,759	$(187,410)
Severance charges, net[1]	10	1,030	485	1,038
Goodwill impairment charge	—	—	—	191,788
Adjusted EBIT	7,405	5,770	8,244	5,416
Depreciation and amortization	3,270	3,746	6,740	7,729
Adjusted EBITDA	$10,675	$9,516	$14,984	$13,145

MS
Operating income	$2,328	$9,899	$2,443	$10,921
Severance charges, net[1]	216	1,537	355	1,667
Adjusted EBIT	2,544	11,436	2,798	12,588
Depreciation and amortization	5,043	5,475	10,482	10,906
Adjusted EBITDA	$7,587	$16,911	$13,280	$23,494

Quest Integrity
Operating income	$5,702	$689	$5,450	$6,795
Severance charges, net[1]	42	140	251	140
Adjusted EBIT	5,744	829	5,701	6,935
Depreciation and amortization	710	887	1,422	1,773
Adjusted EBITDA	$6,454	$1,716	$7,123	$8,708

Corporate and shared support services
Net loss	$(32,918)	$(28,856)	$(67,436)	$(43,561)
Provision (benefit) for income taxes	857	1,683	502	(18,770)
Interest expense, net	9,598	7,314	18,994	14,090
Foreign currency loss (gain)[5]	1,218	282	2,341	889
Pension expense (credit)[2]	(174)	(117)	(347)	(252)
Professional fees and other[3]	688	512	1,834	3,057
Legal costs[4]	1,634	446	4,109	1,696
Severance charges, net[1]	33	473	1,257	521
Adjusted EBIT	(19,064)	(18,263)	(38,746)	(42,330)
Depreciation and amortization	1,324	1,370	2,662	2,778
Non-cash share-based compensation costs	2,138	1,416	4,468	2,946
Adjusted EBITDA	$(15,602)	$(15,477)	$(31,616)	$(36,606)
___________________
1    Primarily relates to severance charges incurred associated with the Operating Group Reorganization for the three and six months ended June 30, 2021. For the three and six months ended June 30, 2020, relates to severance charges associated with the OneTEAM program, including international restructuring under the OneTEAM program.
2    Represents pension expense (credit) for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan has had no new participants added since the plan was frozen in 1994 and accruals for future benefits ceased in connection with a plan curtailment in 2013.
3    For the three and six months ended June 30, 2021, includes $0.7 million and $1.5 million, respectively, of costs associated with the Operating Group Reorganization (exclusive of restructuring costs). For the three and six months ended June 30, 2020, includes $0.2 million and $2.0 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs).
4    For the three and six months ended June 30, 2021, primarily relates to accrued legal matters and other legal fees. For the three and six months ended June 30, 2020, primarily relates to costs associated with international legal matters.
5    Represents foreign currency gain/loss. For prior period, includes other nominal fees.